                                                                      EXHIBIT 12

                             THE ALPINE GROUP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                     YEARS ENDED APRIL 30
                                                                                                -------------------------------
                                                                            1991       1992       1993       1994       1995
                                                                          ---------  ---------  ---------  ---------  ---------
Income (Loss) from continuing
 operations before tax..................................................     (5,346)    (5,791)    (2,456)    (4,827)      (828)

Add:
  One third of rents....................................................        113        151        118        161        452
  Interest expense......................................................      3,026      3,127      2,301      2,363      8,197
                                                                          ---------  ---------  ---------  ---------  ---------
Adjusted income.........................................................     (2,207)    (2,513)       (37)    (2,303)     7,821

Fixed charges
  One third of rents....................................................        113        151        118        161        452
  Interest expense......................................................      3,026      3,127      2,301      2,363      8,197
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                              3,139      3,278      2,419      2,524      8,649

Ratio of Earnings to Fixed Charges......................................        n.a        n.a        n.a        n.a        n.a

                                                                              THREE MONTHS
                                                                             ENDED JULY 31,
                                                                          --------------------
                                                                            1994       1995
                                                                          ---------  ---------
Income (Loss) from continuing
 operations before tax..................................................        957      1,504
Add:
  One third of rents....................................................         34         76
  Interest expense......................................................        998      7,108
                                                                          ---------  ---------
Adjusted income.........................................................      1,989      8,688
Fixed charges
  One third of rents....................................................         34         76
  Interest expense......................................................        998      7,108
                                                                          ---------  ---------
                                                                              1,534      7,923
Ratio of Earnings to Fixed Charges......................................       1.30       1.10

For purposes of computing these ratios, "earnings" consist of income from continuing operations before income taxes, one-third of rents (deemed by the Company to be representative of the interest factor), and interest expense.
"Fixed charges" consist of one-third of rents and interest expense.